Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

RBCN - Q3 2008 Rubicon Technology, Inc. Earnings Conference Call

Event Date/Time: Oct. 30. 2008 / 8:30AM ET

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CORPORATE PARTICIPANTS

Bill Weissman

Rubicon Technology—CFO

Raja Parvez

Rubicon Technology—President, CEO

CONFERENCE CALL PARTICIPANTS

Jed Dorsheimer

Canaccord Adams—Analyst

Anil Doradla

William Blair & Company—Analyst

Joseph Foresi

Janney Montgomery Scott—Analyst

Yair Reiner

Oppenheimer & Co., Inc.—Analyst

David Chin

UBS—Analyst

Pierre MacCagno

Needham & Company—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Third Quarter 2008 Rubicon Technology Incorporated Earnings Conference Call. My name is Ed and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of this conference.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to your host for today’s call, Mr. Bill Weissman. Please proceed, sir.

Bill Weissman—Rubicon Technology—CFO

Thank you, Ed, and good morning everyone. Thank you for joining us today to Rubicon’s third quarter 2008 earnings conference call. My name is Bill Weissman and I am Rubicon’s Chief Financial Officer. With me today is Raja Parvez, Rubicon’s President and Chief Executive Officer.

We have 45 minutes for our call this morning. Raja will provide an overview of our third quarter 2008 results of operations and discuss the current market environment. And then I will review our financial results in detail and discuss our revenue and earnings guidance for the remainder of the year. Raja has some closing comments, and then we will conclude by opening the call to your questions.

Today’s call is being simulcast on our Investor Relations website located at rubicon-es2.com. A replay of this call will available for one week and the webcast will be archived in the Investor section of our website.

Before we start, I will read our Safe Harbor Statement and explain the basis of presentation of our financial results. Certain statements in this presentation relate to future results that are forward-looking statements. They pursue to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties and assumptions as to future events that may not prove to be accurate.

Factors that could cause actual results to differ materially from those expressed or implied includes general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

I will reference non-GAAP revenue, gross and operating margin, operating expenses and diluted earnings per share for the third quarter of 2008. We had non-recurring items in the quarter mainly milestone-based R&D revenue and loss on disposal of assets.

In order to provide additional information which may help with comparisons to prior results, we will reference both GAAP and non-GAAP revenue, gross and operating margin, operating expenses and diluted earnings per share for the quarter.

The non-GAAP information should be considered a supplement to and not a substitute for financial statements prepared in accordance with GAAP. We have provided a reconciliation of the non-GAAP information to our GAAP results for all periods referenced in this call in our earnings press release. Now I’d like to introduce our President and CEO, Raja Parvez

Raja Parvez—Rubicon Technology—President, CEO

Thank you, Bill. Good morning, everyone, and thank you for joining us today. This past quarter we began to experience the short-term challenges that many of our customers are facing as a result of the global economic downturn. At the same time, we see continued evidence that Rubicon Technology will play a vital role in the advancement of these industries we serve.

In the past quarter, we have seen the global economic decline begin to have a significant impact on consumer spending. In the LED market, our substrates are used across the entire spectrum of LED products from lower brightness lighting in mobile devices to high brightness general lighting applications. The LED market is still in the early days of evolution, and while advancement in general lighting applications is beginning to occur, the majority of applications for LED lighting today remain largely based on the consumer electronic devices.

In terms of LED demand, it is our sense that the hardest hit applications are mobile devices, and as a result, brightness applications. Not only sales of these end products down, the penetration rate of LED lighting in these products are also already high.

As we explained in our September 16 update call, these applications tend to use smaller diameter, 2-inch sapphire sub-strips, and we are seeing a significant drop in demand for that product over the past quarter as inventories have risen to all the LED supply chain. Many products that use high brightness LED such as laptop computers, television, and medium-sized display units have also experienced a slowdown in sales as a result of the economy.

However these applications are in the early days of converting to LED lighting from existing solutions such as contact cold fluorescent lighting. As a result, this segment has been impacted to a lesser degree. High performance LEDs for general lighting applications such as street lighting and industrial lighting are obviously not consumer-based and have not yet seen a significant impact.

Similarly, the SoS market is largely dependent on the mobile device markets which have also been impacted. This has compounded the inventory issues that already existed at our SoS customers. As a result, and as we previously reported, SoS customers notified us earlier this month that they cannot accept any further shipments of sapphire until further notice.

Looking at our financial performance, we have experienced good year-over-year revenue growth in the third quarter, but our results have begun to reflect these market realities. Our revenue for the third quarter totaled $11.8 million, a 29% percent increase over the third quarter of last year and up slightly over the second quarter of this year. Our GAAP EPS for the third quarter was $0.07, at the high end of our expected range.

Our third quarter revenue included $1.3 million in revenue from our R&D contracts for the development of 8-inch vehicles. As we reported in the September update call, Rubicon has met all the deliverables associated with the development of 8-inch vehicle for our SoS customers. This 8-inch product should allow significant improvement in product performance and cost effectiveness in the SOS market. Excluding R&D revenue, our third quarter revenue was up 18% over the same period last year down 8% sequentially.

Looking ahead, a more considerable impact of the slowdown will be felt by us in the fourth quarter. Our customers have told us that they have minimal visibility on future orders at the moment. This makes projecting future results very difficult. The production for the SOS market is on hold and the demand for 2-inch material for the LED market is very limited. We expect revenue in the fourth quarter to be between $4 million and $6 million. Bill will provide more details on third quarter financial results and our expectations for the fourth quarter.

Throughout the upcoming period, we will continue to manage our costs tightly and improve efficiencies by upgrading, or in some cases, replacing equipment which is more difficult to do during periods of high utilization. We have a very strong balance sheet with considerable cash and no debt, and we will continue with our R&D initiatives.

However, we will be slowing the rate of [fundamental] additions in light of market conditions. We are retaining our key engineers and technical personnel for both crystal growth and backend sapphire processing as they are key components of our technological advantage and we want to be prepared to accelerate our production ramp as the LED market environment improves.

Over the past several months, we have seen further validation that Rubicon’s business model, our focus on larger diameter sapphire substrates and windows, will allow us to maintain our leadership position long-term. Large diameter substrates will help facilitate the advancement of the LED market in the evolution of their products by bringing down LED chip costs and improving LED lamp performance. Eight-inch diameter substrates will help the SoS market compete in new applications, and we believe there are many opportunities to apply our technology for new applications in the optical market.

I recently spoke at the Strategy in Light Conference in Tokyo and met with many industry leaders during that conference. The conference was very well-attended and demonstrated that Japan continues to demonstrate strong technical capability in the LED market. We believe that one of the keys to continuing to reduce costs and increase performance in LED is the movement to larger diameter sapphire substrates. That belief was confirmed by many of the industry executives I spoke with.

Interest in larger diameter sapphire vehicles was particularly strong among LED producers and consumer electronics companies present at the conference. These companies are developing capabilities and beginning to ramp to production volume using foreign sapphire vehicles. Additionally, several companies have started developing 6-inch LED vehicle capabilities and some are even assessing the benefits of utilizing 8-inch vehicles for LED chip production.

The key driver for our moving to 4-inch and 6-inch sapphire wafers is to drive down the cost per LED chip by increasing throughput and utilizing more vehicle real estate. These large wafers can also help LED companies improve LED lamp performance by enabling larger sized chip production which can improve light output, and thus simply LED testing processes.

Rubicon’s plan is to help LED producers accelerate switching to these larger diameter vehicles in 2009 by offering high volume production of our high quality sapphire vehicles. Based on my observations and discussions at this conference, I believe that the demand for backlighting units for a large display and general lighting application combined with the rapid technology development efforts of many LED — leading LED companies — will help make 2009 and 2010 the years that the LED industry shifts significant volume LED production to 4-inch and larger diameter sapphire vehicles.

So, while there are short-term challenges, the LED industry continues to make progress in increasing performance and reducing costs in order to better compete against other alternative lighting solutions such as fluorescent and incandescent lighting.

We’re also seeing improving demand for our sapphire products in specific applications in our optical business. We have repeat orders now for more military and industrial applications such as missile dome and sensor window. I expect revenue for these applications to grow steadily in 2009.

These are difficult times where most customers and others in the industry that I have talked to still believe that orders will pick up in the second half of next year. I’m very encouraged by the activity we are seeing in the markets around larger diameter sapphire substrates. There are good indications that we will see an increasing number of LED chip manufacturers moving to 4-inch substrates next year, and that we will begin to see production of 6-inch substrates by the end of next year.

This is important because Rubicon Technology offers significant advantages for larger diameter sapphire products, and we already have volume production capability at 4-, 6-, and 8-inch substrates. I would now like to turn the call over to Bill who will provide you with greater detail on the financial results in the third quarter and our outlook for the remainder of the year.

Bill Weissman—Rubicon Technology—CFO

Thank you, Raja. Our financial results for the third quarter were all in line with our revised guidance. We had a couple of non-recurring items in the third quarter, namely, milestone R&D revenue of $1.3 million and a $1.2 million loss on disposal of fixed assets. In order to provide you with financial data that is comparable with prior periods, I will be referencing GAAP and non-GAAP results which exclude those non-recurring items. We have provided a reconciliation of the non-GAAP information to our GAAP results in our earnings press release.

As Raja said, revenue in the third quarter totaled $11.8 million which is a 29% increase year-over-year and a 2% increase sequentially. Third quarter revenue included $1.3 million of R&D revenue associated with the 8-inch development project. Excluding R&D revenue for all periods, revenue for the third quarter increased 18% year-over-year and decreased by 8% sequentially.

The revenue mix by market in the third quarter excluding R&D revenue was 64% LED, 27% SOS and 9% optical. Large diameter LED substrates sales in the third quarter was reclassified as 3-inch or greater grew 43% year-over-year and 18% over the second quarter of this year. Overall, LED substrates sales from the third quarter were up 3% year-over-year and down 2% sequentially. This is reflective of the weak demand for 2-inch substrates, the revenue from which declined 17% compared to the third quarter of last year and was down 16% compared to the second quarter of 2008.

Select sales in the third quarter were up 74% year-over-year, but declined 18% sequentially as a result of renegotiating our contract with [Paraffin] which reduced volumes effective August 1. Optical and other revenue excluding R&D increased 42% year-over-year and 2% sequentially.

During the third quarter, 63% of our total substrate revenue came from large diameter products. This includes large diameter LED substrates and SoS substrates. This compares to 47% in the same quarter of last year and 60% in the second quarter this year. The sequential increase reflects the increase in large diameter LED substrate sales offset by a decrease in 2-inch LED and SoS substrate sales.

Regarding gross margin, third quarter GAAP gross margin was 36.1% as compared to 36.7% in the same quarter of last year and compared to 37.6% in the second quarter of this year. The R&D revenue had little direct cost associated within this period, therefore, increasing gross margin in the period.

Excluding the R&D revenue, gross margin in the third quarter was 27.9%. The lower gross margin without R&D revenue is primarily attributable to lower utilization of equipment and staff as a result of shifting of SoS orders as well as 2-inch orders from the third and fourth quarter this year into 2009 as we discussed in our September update call.

GAAP operating expenses in the third quarter totaled $3 million and included $1.2 million in loss on disposal of assets. As we mentioned in our September update, this period of lower utilization will allow us the opportunity to retool our manufacturing operations by retiring some equipment which will be replaced by newer, more efficient equipment this year and early next year. This will improve margins by reducing costs and increasing throughput. We have written down the value of these assets in the third quarter.

GAAP operating margin in the third quarter was 10.9%. Operating margin in the third quarter excluding R&D and the loss on disposal of assets was 11.1%. Interest income in the third quarter was $392,000, down slightly from the second quarter. We continue to maintain a very conservative investment portfolio with average maturity of under one year. GAAP diluted EPS was $0.07 in the third quarter. Since the non-recurring items in the quarter are offsetting, non-GAAP diluted EPS is also $0.07.

Turning to the balance sheet, we have $62 million in cash and investments at the end of the quarter with no debt. Our option rate securities, the par value of which totaled $10.7 million, are covered under the UBS settlement which gives us the right to sell back those securities to UBS at par value starting June 30, 2010 if we have not yet liquidated our position in those securities.

DSO at the end of the third quarter was 62 days, up slightly over our second quarter DSO of 59 days. Inventory increased by $2.2 million to $5.6 million in the third quarter. However, $1.9 million of that increase is in raw materials. Only $900,000 of the total $5.6 million inventory balance at the end of the quarter was in finished goods, the majority of which was shipped to our customers this month.

Raw material inventory totaled $3.6 million at the end of the quarter. While this material does not have a shelf life, we obviously are carrying more than we would like. We have renegotiated delivery schedules with our raw material suppliers to reduce shipments going forward. However, until sales volume pick back up, we will likely remain at around this level.

As Raja described, while we are continuing our R&D initiatives without delay, we will be slowing our first construction plan for early 2009 in light of current market conditions. Capital expenditures for the fourth quarter based on previous commitments is expected to be approximately $4 million. We will have an annualized revenue generating capacity of over $50 million at the end of the year. The rate of capital spending will then slow in the first quarter of next year.

Now I would like to share with you our outlook for the fourth quarter. Current economic conditions make it very difficult to project revenue for the fourth quarter. All of our customers have expressed concern over the lack of visibility on their future orders.

At this time, with the halt of our SoS operations and the impact to the small diameter LED market due to the weak economy’s effect on consumer spending, we believe revenue in the fourth quarter will be between $4 million and $6 million. Based on this level of revenue, we expect a loss of between $1 million and $2 million. I will turn the call back over to Raja for some closing comments, and then we will be happy to take your questions. Raja?

Raja Parvez—Rubicon Technology—President, CEO

Thanks, Bill. These are obviously challenging times. The LED and SoS markets are still in their early adoption stages with strong growth expected for many years to come. However, this unprecedented global financial crisis is having a dramatic effect on consumer spending and demand for our customers’ products in the short-term. But we are in a good position to weather this temporary downturn with a strong balance sheet and a great relationship in the market.

I’m excited by the continuing evolution of the LED industry and the growing interest in large diameter substrates, and I believe Rubicon is very well-positioned to play an increasingly critical role in the advancement of the technologies we sell. I want to thank you all for joining us today, and thank you for your continued support. And now, may we take our first question.

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from the line of Jed Dorsheimer from Canaccord Adams. Please proceed.

Jed Dorsheimer—Canaccord Adams—Analyst

Hi, thanks. First question, Raja, given the massive overcapacity in LED markets right now, would you mind elaborating on what gives you the confidence of the move to 4-inches, and also just update us on the timing of when you think that will occur?

Raja Parvez—Rubicon Technology—President, CEO

Yes. I believe that the majority of the inventory right now is at lower end applications which is mostly in the 2-inch area. And as I mentioned, that I was at a conference at which I happened to meet with the majority of the leading LED manufacturers, and nearly all of them were heavily focused in moving to larger diameter for several reasons.

First, because to reduce the cost per chip, and 4-inch and larger diameter do provide them that opportunity. Second, also, the downstream packaging cost is lower also because you need less number of dies to package.

So, I believe that based on that information, and under customers — I just recently returned — I believe that the focus will continue to be specially the major LED manufacturers to the larger diameter.

Now in terms of the timing, I believe 2009 will be significantly for 4-inch. We should see some level of modest production level orders for 6-inch in the fourth quarter of 2009 and moving forward 2010. But I believe that that’s the currently roadmap for 4 and 6-inch. People are also attacking for the 8-inch, but I believe that is still about two years away from now.

Jed Dorsheimer—Canaccord Adams—Analyst

All right. Thank you. Last quarter I think you issued an 8-K regarding some pricing concessions from one of your customers crystallized. And I’m curious, given the market has continued to fall off here, and the pricing environment has actually worsened in the LED sector, whether or not you’ve made additional concessions in terms of pricing both at the low end and at the 3 and 4-inch level too.

Bill Weissman—Rubicon Technology—CFO

Yes, we have; you’re right. The pricing environment continues to be difficult because demand is so weak right now. So there has been further concessions on 2-inch pricing, and we are seeing some pricing pressure even on the larger diameter because even though we have limited competition in larger diameter, those competitors have a lot of excess capacity right now, and some are being very competitive about price.

Jed Dorsheimer—Canaccord Adams—Analyst

So the $4 million to $6 million guidance for Q4, what I guess is baked in to the lower end versus the higher end; and is lower pricing baked into both assumptions?

Bill Weissman—Rubicon Technology—CFO

Yes, the pricing is baked into those assumptions. I’m not sure I quite understood the first part of your —

Jed Dorsheimer—Canaccord Adams—Analyst

Sure. What would — is it just volume that would determine the $4 million versus $6 million, or what is —

Bill Weissman—Rubicon Technology—CFO

Oh, I see.

Jed Dorsheimer—Canaccord Adams—Analyst

It’s a fairly wide range. I’m just wondering if we —

Bill Weissman—Rubicon Technology—CFO

It is a wide range, and the challenge is, obviously, the visibility. Everything is very dynamic. You know, we have customers coming back to us periodically asking for less volumes, so it depends largely on the mix because the pricing at this point for the fourth quarter is relatively set.

Jed Dorsheimer—Canaccord Adams—Analyst

All right. And then, though — just want to dig in to how quickly you can ration down cost. In terms of OpEx, what type of cost reduction plans do you have in place to weather the storm? And then I have another follow-up.

Bill Weissman—Rubicon Technology—CFO

Well, we are very aggressively looking at our costs as you can imagine. We are — there is some OpEx we can cut, but it’s primarily obviously in the manufacturing. We scaled down the polishing operation as you would expect and we’re looking at other ways to reduce cost and increase efficiencies. It’s one of the reasons why we’re replacing some of the equipment that we talked about. That will allow us to reduce our operating expenses and increase throughputs.

So we’re looking at a number of things right now and we’re taking a very aggressive look at the costs. But at the same time, we do feel that this is a short-term challenge for us and we don’t want to cut to the point where we damage our ability to respond to a recovery.

Jed Dorsheimer—Canaccord Adams—Analyst

Understood. And then, last question, in the $4 million, or taking the mid-point, $5 million type of level in terms of your guidance, I’m calculating about 40% to 45% sort of utilization rate in the fab.

Is that going to result in — I know there’s a $1 million to $2 million loss, but does that result in a negative gross margin, or are you able to at least maintain a breakeven to positive gross margin at that level?

Bill Weissman—Rubicon Technology—CFO

The mid-point should yield about a single-digit positive gross margin.

Jed Dorsheimer—Canaccord Adams—Analyst

Great. Thanks. I’ll pass it on.

Raja Parvez—Rubicon Technology—President, CEO

Thank you.

Operator

Your next question comes from the line of Anil Doradla from William Blair. Please proceed.

Anil Doradla—William Blair & Company—Analyst

Yes, thanks, Bill and Raja. The question I have is, you know, going forward, what are the chances of losing the significant SoS customer? I mean is there a certain amount of risk given the fact that there’s a lot of M&A activity going on in the other end? The latest I heard that Rohm might even be acquired by Dow Chemicals or something.

So there’s a lot of activities going on around down the food chain. Can you share with us, I mean, what are the risks of even losing that significant SoS customer?

Raja Parvez—Rubicon Technology—President, CEO

Well, first of all, I cannot comment on specifics, but I can comment that SoS technology is a [destructive] relevant tool and a technology that’s being adopted by the OEM cell manufacturers, and it continues to increase.

So, SoS technology has continued to flourish. SoS, particular situation currently, as you know we are — there’s only one customer for SoS market and they have the full IT position on this one. They do have significant amount of inventory, but the rate of depletion of that inventory depends on the overall macroeconomic conditions and their demand. And obviously, we continue to discuss with them, so that’s the answer to your question at this time.

Anil Doradla—William Blair & Company—Analyst

Okay. And coming back to the gross margin, Bill, you said — did I pick up, you known, single, mid-digit for next quarter, and that’s primarily driven by lower utilization. Is that correct? Did I pick up that rightly?

Bill Weissman—Rubicon Technology—CFO

Primarily, yes. Well, lower pricing but the primary driver for that margin being low is utilization.

Anil Doradla—William Blair & Company—Analyst

So going forward, given what we’re hearing about the macroenvironment going into ‘09, I know it’s tough to give some color, but I’m trying to understand how would ‘09 be any different in terms of the gross margin line at least the first half?

Bill Weissman—Rubicon Technology—CFO

Well, it’s too early to tell for ‘09, but clearly we’d assume that it’s a relatively slow start. But it is too early to really tell how ‘09 is going to shape up at this point.

Anil Doradla—William Blair & Company—Analyst

So the under-utilization effects that we’re going to see in fourth quarter, it will have a trickle-down effect in at least 1Q and 2Q. Would that be fair to say?

Bill Weissman—Rubicon Technology—CFO

Yes.

Anil Doradla—William Blair & Company—Analyst

Okay. Thank you very much.

Operator

Your next question comes from the line of Joseph Foresi from Janney Montgomery Scott. Please proceed.

Joseph Foresi—Janney Montgomery Scott—Analyst

Hi. I just — my first question is just around demand. I know that you said that you recently attended the conference in Tokyo. Have you — maybe you could just give us a little more detail on whether you started the sales process with some of the vendors that you were talking about that will be moving to the higher diameter wafers. And maybe just give us a little bit of detail around whether they’ve slowed their — that process as well given what’s going on in the economy.

Raja Parvez—Rubicon Technology—President, CEO

First, Joe, the rate of adoption of 4-inch by LED, major LED companies continues to grow. So that’s — they have not slowed down; that continues to grow. Second thing is we have been already working with key customers who are already supplying the 4-inch product to major LED manufacturers, and we continue to gain the momentum with existing customers and we’ll continue to gain new customers in that area.

Joseph Foresi—Janney Montgomery Scott—Analyst

Then what would — relatively speaking, what would the sales pipeline look like? If you could just give some relative color on that, I mean, do you think that given what’s going on in the economy, are we talking back half of 2009, early 2010? Has that been extended? And are you at least engaging in your discussions?

Raja Parvez—Rubicon Technology—President, CEO

Well, currently, based on very recent visits on the customers, major customers, and at this conference meeting all those LED manufacturers, the current sense in the market is that the second half of 2009, order should pick up; and that’s the current view.

Joseph Foresi—Janney Montgomery Scott—Analyst

What do you think would derail that view? I mean is there — or increase the — I’m just trying to get a little bit more color on —

Raja Parvez—Rubicon Technology—President, CEO

What will increase that — more [coffee] than sales is that if the economy, world economy improves and the demand improves. The inverse of that is also true.

Joseph Foresi—Janney Montgomery Scott—Analyst

Okay. And then just talking about the buildup, earlier in the year, Bill, you talked about what your plans were for building out the new facility. I wonder if you could kind of just put it in context as far as have you completely stopped that process, or is it going to be 40% fall, or are you reducing that particular process/

Bill Weissman—Rubicon Technology—CFO

Well, the plan for this year is largely going to be executed on and the capacity we’ll have at the end of the year is pretty much in line with what we originally expected. The changes that we’re going to slow are early next year. We don’t want to get too far ahead demand, so we will clearly slow the building out of furnaces early in the year until we see things start to improve.

Joseph Foresi—Janney Montgomery Scott—Analyst

And what was — I’m sorry. What’s the plan again for this year? Would that be 60% fall or up the 60%?

Bill Weissman—Rubicon Technology—CFO

The eventual facility would be half-full.

Joseph Foresi—Janney Montgomery Scott—Analyst

Half-full. And then just on that particular idea, I was wondering if you can give us some idea — I know you kept talking about utilization. Should we think about utilization as far as — maybe give us some metrics around utilization because it sounds like to me and currently from [Rohm], that’s the key metric going forward.

Utilization has to come down to a certain level, but if we see it start to increase again, it means that obviously demand’s picking up. So, maybe you could give us what it currently is and the directional — the direction going forward.

Bill Weissman—Rubicon Technology—CFO

Right. Well, what it will be in this down period, as Jed pointed out, would be sub-50%. We were — had been operating at a 100% essentially up until this past quarter, and that there’s utilization of equipment and there’s utilization of staff obviously.

The staff utilization, we can adjust to a degree by adjusting the size of the staff. The equipment utilization obviously is dependent on demand. So we want to obviously get back up to that near 100% utilization, but in the short-term it’s going to be sub-50%.

Joseph Foresi—Janney Montgomery Scott—Analyst

Okay. Thanks a lot.

Operator

Your next question comes from the line of Yair Reiner from Oppenheimer. Please proceed.

Yair Reiner—Oppenheimer & Co., Inc.—Analyst

Good morning. You mentioned backlog this morning. Could you maybe walk us through, first of all, whether backlog is still kind of a relevant Measure; and if it is, kind of what’s happened to the two major orders that were supposed to be coming in the next few quarters?

Bill Weissman—Rubicon Technology—CFO

Well, it’s certainly less relevant than it was earlier in the year as we saw contracts begin to be pushed out and canceled and adjusted for. The backlog, right now the backlog for next year is $8 million. I think in the last call, in September we said it was $10 million. We did book another roughly $2 million of orders since then. Almost all of that is in large diameter, but what the SoS business being stopped, we obviously have lost some of that backlog. So right now, the ‘09 backlog stands at $8 million.

Yair Reiner—Oppenheimer & Co., Inc.—Analyst

So essentially the SoS backlog is just completely nixed right now across books.

Bill Weissman—Rubicon Technology—CFO

Well, we’re not including anything right now. Remember what they told us, that they wanted us to stop shipments until further notice, and at this point we’re just leaning all of that off in the backlog for the time being.

Yair Reiner—Oppenheimer & Co., Inc.—Analyst

Okay, probably smart. Can you give us a sense of how pricing has changed over the last year, both on the 2-inch and the 4-inch? What’s more relevant, I guess, is the pricing for the fourth quarter. I just want to get a sense of how much utilization rates both, you know, with you and your competitors are impacting pricing.

Bill Weissman—Rubicon Technology—CFO

Well, 2-inch obviously has been the hardest hit in terms of pricing, and by the end of this year, going to next year, it’s going to be probably 20% down over last year. The large diameter’s less impacted below. It is impacted — as I mentioned earlier, we have limited competition there, you know, others in that space have capacity and they’re being aggressive on pricing. So we are seeing some at least temporary pressure in the larger diameter as well. But that would be in the sub-10% probably range; maybe as much as 10% going into next year.

Yair Reiner—Oppenheimer & Co., Inc.—Analyst

Okay. In terms of inventory, looking beyond your SoS customers, how are inventories now at your customers? How will the situation — should we see an expected upturn in end market demand, are you actually going to see that right away or is it still channeled to be kind of [worked off]?

Raja Parvez—Rubicon Technology—President, CEO

Well, most of the current inventory that’s in LED [ADR] is at the lower end which is 2-inch. And if I estimate our inventories in just seven months, and the depletion of that inventory will also depend on the end-market demand. So if the end-market demand increases and improves, which is right now the current view by our customers and their customers, the second half of 2009 we should see faster rate of depletion of that inventory. But in the larger diameter, there’s no known inventory that we know of at this point.

Yair Reiner—Oppenheimer & Co., Inc.—Analyst

Okay. One final question. Can you give us a sense of how you see capacity for larger diameter developing? Obviously, there’s you; there’s another Monocrystal. Is there anyone that you see coming onboard now having more capacity? And related to that, when do you think the kind of supply demand will be in bounds again on the larger diameter? Is that going to be kind of a second half ‘09 event as well?

Raja Parvez—Rubicon Technology—President, CEO

What — as far as the larger diameter demand is concerned, that will continue to grow. And I believe this based on the data that we have. We’re still the market leader: a) in the oral sapphire; and in addition, we’re also the market leader — we’re the majority market share in the larger diameter. As far as one of our key competitors in Russia that you mentioned, of course they do have the capability but we continue to be a very strong player among the major customers and we are pretty significant leading position relative to other competition. So that’s the current situation.

Yair Reiner—Oppenheimer & Co., Inc.—Analyst

Thank you.

Operator

Your next question comes from the line of [David Chin] from UBS. Please proceed.

David Chin—UBS—Analyst

Okay, thank you. Bill, can you give us an idea of how many of these custom made SoS wafers are still in your inventory that were supposed to go to Paraffin? Are those going to be written down?

Bill Weissman—Rubicon Technology—CFO

We’ll have about $800,000 in [whip] for SoS right now, and they’re not going to be written down because they still have value obviously. We’ll monitor it and if we don’t think we’ll be able to sell those in the relative near-term, then obviously we’ll make an adjustment for them.

David Chin—UBS—Analyst

And given the current trends that you’re seeing in the wafer market, if things get worse, what is the best estimate you have on a quarterly revenue breakeven rate?

Bill Weissman—Rubicon Technology—CFO

Well, it depends. We’re still working on cost adjustments. We’re hoping we can get to a breakeven at a $6 million revenue level, but we have some adjustments to make in order to get there.

David Chin—UBS—Analyst

Okay. How should we think about operating expenses going into 2009 with some of these factory slowdowns? Any (inaudible) guidance that you can give us for operating expenses in ‘09?

Bill Weissman—Rubicon Technology—CFO

Can you ask that again?

David Chin—UBS—Analyst

Yes. Could you give us some idea of operating expenses in 2009 given some of these factory slowdowns that you’re doing internally?

Bill Weissman—Rubicon Technology—CFO

Well, our operating expenses in terms of our SG&A, we’re making some adjustments too, but the reality is we have always operated very tightly on that one and there are limitations to what we can do on that. One of the keys saw us giving operating margin up over time is getting better leverage over that line.

We still have to operate as a public company and handle all the compliance issues associated with it. So we’re looking at it very closely, making some adjustments, but there’s a limit to what we can do on the SG&A line. We’re trying to size the manufacturing operation correctly given current volumes as I said earlier without damaging our ability to respond for the recovery.

David Chin—UBS—Analyst

Okay. Thanks a lot.

Operator

(Operator Instructions) Your next question comes from the line of Pierre MacCagno from Needham. Please proceed.

Pierre MacCagno—Needham & Company—Analyst

Hi, Raja and Bill. Just need further clarification on the new guidance. The midpoint is $3 million below the previous one. Is that mostly because of the SoS business declining? Can you talk more about that?

Bill Weissman—Rubicon Technology—CFO

Yes, our previous one was $8 million, and since then, we announced that the SoS shipments would stop; that’s $2 million. It brought us down to $6 million and there’s some softness, a continued softness in the LED market which is why we’re now at a $4 million to $6 million range.

Pierre MacCagno—Needham & Company—Analyst

Okay. And then, for next quarter, what is the percentage of larger than three diameter wafers that you expect to have?

Bill Weissman—Rubicon Technology—CFO

Three and larger will be about 60% in the fourth quarter.

Pierre MacCagno—Needham & Company—Analyst

Okay. So not to much of a drop then. Regarding your cash flow, what was it this quarter and what do you expect next quarter?

Bill Weissman—Rubicon Technology—CFO

Cash flow in this quarter — the operating — cash from operations was a slight negative — $400,000 negative, and we spent $4.9 million in CapEx in the quarter. As I mentioned, our CapEx in the fourth quarter would be about $4 million. Based on our expected collections, we would expect total usage of cash to be roughly in the $5 million range.

Pierre MacCagno—Needham & Company—Analyst

And for 2009, have you revised your CapEx?

Bill Weissman—Rubicon Technology—CFO

We have, and as I said, we’re significantly going to be slowing the CapEx early next year, and that should help cash flow considerably.

Pierre MacCagno—Needham & Company—Analyst

Okay. Okay, thank you very much. That’s it.

Bill Weissman—Rubicon Technology—CFO

You’re welcome.

Operator

At this time there are no further questions in queue. I would now like to turn the call back over to Mr. Bill Weissman for closing remarks.

Bill Weissman—Rubicon Technology—CFO

Thank you, Dan. Thank you all very much for joining us today. We appreciate your continued support. We continue to move forward with the business and look forward to better economic times. Thank you again for joining us today.

Raja Parvez—Rubicon Technology—President, CEO

Thank you.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

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